Exhibit 2.1

Execution Version

PLAN OF MERGER

THIS PLAN OF MERGER is dated as of June 30, 2014, among Oshkosh Corporation, a Wisconsin corporation incorporated in January 1930 (“Oshkosh”), Oshkosh Corporation, a Wisconsin corporation incorporated in June 2014 and a direct, wholly-owned subsidiary of Oshkosh (“Oshkosh Holdings”), and Oshkosh Defense, LLC, a Wisconsin limited liability company and an indirect, wholly-owned subsidiary of Oshkosh (“Merger Sub”).

WHEREAS, Oshkosh has an authorized capitalization of 302,000,000 shares of stock consisting of (a) 300,000,000 shares of common stock, $0.01 par value per share (the “Oshkosh Common Stock”), of which 85,006,440 shares were issued and outstanding as of June 13, 2014, and (b) 2,000,000 shares of preferred stock, $0.01 par value per share (the “Oshkosh Preferred Stock”), no shares of which are issued or outstanding;

WHEREAS, Merger Sub is a newly-formed Wisconsin limited liability company organized for the purpose of participating in the transactions herein contemplated, and Merger Sub has adopted organizational documents containing provisions identical to Oshkosh’s organizational documents, except for modifications required or permitted by Section 180.11045(2)(f) of the Wisconsin Statutes;

WHEREAS, Merger Sub has an authorized capitalization of 100 limited liability company membership units, all of which are issued and outstanding and owned beneficially and of record by Oshkosh Holdings;

WHEREAS, Oshkosh Holdings is a newly-formed Wisconsin corporation formed for the purpose of participating in the transactions herein contemplated, and Oshkosh Holdings has adopted organizational documents containing provisions identical to Oshkosh’s organizational documents, except for modifications to Oshkosh Holdings’ organizational documents permitted by Section 180.11045(2)(c) of the Wisconsin Statutes;

WHEREAS, Oshkosh Holdings has an authorized capitalization of 302,000,000 shares of stock consisting of (a) 300,000,000 shares of common stock, $0.01 par value per share (the “Holdco Common Stock”), of which 100 shares are issued and outstanding and owned beneficially and of record by Oshkosh, and (b) 2,000,000 shares of preferred stock, $0.01 par value per share (the “Holdco Preferred Stock”), no shares of which are issued or outstanding;

WHEREAS, the respective Boards of Directors of Oshkosh and Oshkosh Holdings and the Board of Managers of Merger Sub have determined that it is advisable and in the best interests of such entitles and their constituents to effect a merger of Oshkosh with and into Merger Sub, as a result of which all issued and outstanding shares of Oshkosh Common Stock will be converted into an equal number of shares of Holdco Common Stock upon the terms and conditions herein provided (the “Merger”) for the purpose of reorganizing the combined company into a holding company structure pursuant to Section 180.11045 of the Wisconsin Statutes;

WHEREAS, the respective Boards of Directors of Oshkosh and Oshkosh Holdings, the sole shareholder of Oshkosh Holdings and the Board of Managers of Merger Sub have approved and adopted this Plan of Merger;

WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and Rev. Rul. 67-274, 1967-2 C.B. 141; and

WHEREAS, it is the opinion of the Board of Directors of Oshkosh that the shareholders of Oshkosh will not have a gain or loss under the Internal Revenue Code of 1986, as amended, as a result of the Merger.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties agree as follows:

ARTICLE 1

CONSTITUENT ENTITIES; EFFECT OF MERGER

Section 1.1.                                 Constituent Entities; Surviving Entity.  Oshkosh and Merger Sub shall be the constituent entities to the Merger.  Subject to the terms and conditions set forth in this Plan of Merger, at the effective time (“Effective Time”) set forth in the articles of merger relating to the Merger (the “Articles of Merger”) to be filed by the Surviving Entity with the Wisconsin Department of Financial Institutions promptly following the parties’ execution and delivery of this Plan of Merger, Oshkosh shall be merged with and into Merger Sub in accordance with Section 180.11045 of the Wisconsin Statutes, and Merger Sub shall be the surviving entity (the “Surviving Entity”) of the Merger.  At the Effective Time, the identity and separate existence of Oshkosh shall cease, and the Surviving Entity shall continue its existence under the laws of the State of Wisconsin as a direct, wholly-owned subsidiary of Oshkosh Holdings.

Section 1.2.                                 Effect of Merger.  At the Effective Time, the Merger shall have the effect provided in this Plan of Merger and the applicable provisions of the Wisconsin Statutes.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Oshkosh shall vest in the Surviving Entity, and all debts, liabilities and duties of Oshkosh shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.3.                                 Organizational Documents of the Surviving Entity.  The organizational documents of Merger Sub immediately prior to the Effective Time shall be the organizational documents of the Surviving Entity immediately following the Effective Time, and the organizational documents of the Surviving Entity immediately following the Effective Time shall contain provisions identical to the organizational documents of Oshkosh immediately prior to the Effective Time, except for modifications to the Surviving Entity’s organizational documents permitted by Section 180.11045(2)(f) of the Wisconsin Statutes.  At the Effective Time, the limited liability company operating agreement of the Surviving Entity shall include a reference to Section 180.11045(2)(f) of the Wisconsin Statutes and further provide as follows:

(a)                                 any act, other than the election or removal of managers of the Surviving Entity, for which approval of the members of the Surviving Entity would be required under Chapter 183 of the Wisconsin Statutes or the organizational documents of the Surviving Entity may be accomplished only with the additional approval of the shareholders of Oshkosh Holdings or any successor to Oshkosh Holdings as the holding company for the Surviving Entity, by the same vote as would be required for approval of the members of the

Surviving Entity under Chapter 183 of the Wisconsin Statutes or the organizational documents of the Surviving Entity;

(b)                                 any act, other than the election or removal of managers of the Surviving Entity, for which approval of the shareholders of the Surviving Entity would be required under Chapter 180 of the Wisconsin Statutes if the Surviving Entity were a corporation may be accomplished only with the additional approval of the shareholders of Oshkosh Holdings or any successor to Oshkosh Holdings as the holding company for the Surviving Entity, by the same vote as would be required for approval of the shareholders of the Surviving Entity under Chapter 180 of the Wisconsin Statutes if the Surviving Entity were a corporation;

(c)                                  any amendment of the organizational documents of the Surviving Entity that would be required under Chapter 180 of the Wisconsin Statutes to be included in the articles of incorporation of the Surviving Entity if the Surviving Entity were a corporation, other than an amendment specified in Section 180.1002 of the Wisconsin Statues, may be accomplished only with the additional approval of the shareholders of Oshkosh Holdings or any successor to Oshkosh Holdings as the holding company for the Surviving Entity, by the same vote as would be required for approval of the shareholders of the Surviving Entity under Chapter 180 of the Wisconsin Statutes if the Surviving Entity were a corporation; and

(d)                                 the affairs of the Surviving Entity shall be managed by or under the direction of a group of managers consisting of individuals who have the same fiduciary duties toward the Surviving Entity and its members as the directors of a corporation have toward the corporation and its shareholders and who are liable for breach of their duties to the same extent as directors of a corporation.

Section 1.4.                                 Managers and Officers of the Surviving Entity.  The managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity immediately following the Effective Time.

Section 1.5.                                 Organizational Documents of Oshkosh Holdings.  Immediately following the Effective Time, the organizational documents of Oshkosh Holdings shall contain provisions identical to the organizational documents of Oshkosh immediately prior to the Effective Time, except for modifications to Oshkosh Holdings’ organizational documents permitted by Section 180.11045(2)(c) of the Wisconsin Statutes.

Section 1.6.                                 Directors and Officers of Oshkosh Holdings.  The directors and officers of Oshkosh immediately prior to the Effective Time shall be the directors and officers of Oshkosh Holdings immediately following the Effective Time.

ARTICLE 2

MANNER AND BASIS OF CONVERTING SHARES
OF CAPITAL STOCK IN THE MERGER

Section 2.1.                                 Conversion of Oshkosh Common Stock into Oshkosh Holdings Common Stock.  At the Effective Time, automatically by virtue of the Merger and without further action on the part of the holder thereof:

(a)                                 Each share, including any fractional share, of Oshkosh Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share, or such fraction thereof, of Oshkosh Holdings Common Stock, which shall thereupon be validly issued, fully paid and non-assessable and shall have the same designation, preferences, limitations and relative rights as a share, or such fraction thereof, of Oshkosh Common Stock immediately prior to the Effective Time.

(b)                                 Each share, including any fractional share, of Oshkosh Common Stock that is issued but held in treasury by Oshkosh immediately prior to the Effective Time shall be converted into one share, or such fraction thereof, of Oshkosh Holdings Common Stock held in treasury by Oshkosh Holdings, which shall thereupon be validly issued.

(c)                                  Each share of Oshkosh Holdings Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

Section 2.2.                                 Stock Certificates.  Each outstanding certificate that, immediately prior to the Effective Time, represented the ownership of shares, or any fraction thereof, of Oshkosh Common Stock shall be deemed for all purposes to represent the ownership of the same number of shares, or such fraction thereof, of Oshkosh Holdings Common Stock immediately following the Effective Time.

Section 2.3.                                 Rights to Acquire Oshkosh Common Stock.  Each option or other right to acquire shares of Oshkosh Common Stock under or pursuant to the Oshkosh Corporation Employee Stock Purchase Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan or the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended and restated, or otherwise that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, represent the right to acquire the same number of shares of Oshkosh Holdings Common Stock on the same terms and conditions.  Oshkosh and Oshkosh Holdings shall, at or prior to the Effective Time, take all requisite action, if any, necessary to effect the treatment set forth in the preceding sentence.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.1.                                 Further Assurances.  Each of Oshkosh, Oshkosh Holdings and Merger Sub shall take all such action as may be necessary or appropriate to effectuate the Merger and to comply with the requirements of Section 180.11045 of the Wisconsin Statutes.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Oshkosh acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Plan of Merger, then the managers and officers of the Surviving Entity shall be authorized to secure and deliver, in the name and on behalf of each of Merger Sub and Oshkosh, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Oshkosh, all such actions and things as may be necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title and interest in, to and under such rights, properties or assets or otherwise to carry out this Plan of Merger.

Section 3.2.                                 Governing Law.  This Plan of Merger shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, excluding the conflicts of law provisions thereof to the extent the same would direct the application of the laws of another jurisdiction.

Section 3.3.                                 Entire Agreement.  This Plan of Merger, together with the Articles of Merger, embodies the entire agreement between the parties with respect to the transactions contemplated herein, and there have been and are no covenants, agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

Section 3.4.                                 Successor and Assigns; Parties in Interest.  This Plan of Merger shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Plan of Merger.

Section 3.5.                                 Amendment; Waiver.  The parties hereto, to the extent permitted by law, by mutual consent of their respective Boards of Directors or Board of Managers, as the case may be, may amend, modify or supplement this Plan of Merger in such manner as may be agreed upon by them in writing.

Section 3.6.                                 Termination.  This Plan of Merger may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Effective Time by mutual consent of Oshkosh and Merger Sub if the Board of Directors of Oshkosh and the Board of Managers of Merger Sub determine that the consummation of the transactions provided for herein would for any reason be inadvisable or that any consents or approvals deemed necessary or advisable by the Board of Directors of Oshkosh or the Board of Managers of Merger Sub have not been obtained.

Section 3.7.                                 Certain Undefined Terms.  Except as otherwise defined in this Plan of Merger, the terms “holding company,” “surviving company” and “organizational documents,” when used in this Plan of Merger, have the meanings ascribed to such terms in Section 180.11045(1) of the Wisconsin Statutes.

Section 3.8.                                 Headings.  The descriptive headings in this Plan of Merger are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

Section 3.9.                                 Counterparts.  This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute but one instrument.

[The signature page is the next page.]

IN WITNESS WHEREOF, Oshkosh, Oshkosh Holdings and Merger Sub have caused their respective duly authorized officers to execute and deliver this Plan of Merger as of the date first written above.

OSHKOSH CORPORATION
(“Oshkosh”)

By:	/s/ Charles L. Szews
Charles L. Szews
Chief Executive Officer

OSHKOSH CORPORATION
(“Oshkosh Holdings”)

By:	/s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH DEFENSE, LLC
(“Merger Sub”)

BY:

OSHKOSH CORPORATION
(“Oshkosh Holdings”),
its sole member

By:	/s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer